EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the registration statement on Form S-8 (File No. 333-58361) of IMS Health Incorporated of our report dated June 29, 2009 relating to the financial statements of the IMS Health Incorporated Savings Plan as of December 31, 2008 and for the year then ended, which appears in this 2008 Annual Report Form 11-K.

/s/ J.H. Cohn LLP

Glastonbury, Connecticut

June 29, 2009